Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

of Fifth Street Finance Corp.:

Our audit of the consolidated financial statements referred to in our report dated November 29, 2011 appearing in the accompanying registration statement on Form N-2 of Fifth Street Finance Corp. also included an audit of the senior securities table appearing on page 60. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/    PricewaterhouseCoopers LLP

New York, New York

November 29, 2011